Mail Stop 3561

                   November 23, 2005

Mr. Daniel Bertrand
Executive Vice President
    and Chief Financial Officer
Mamma.com Inc.
388 St. Jacques Street West
9th Floor
Montreal, Quebec
Canada, H2Y 1S1

   	RE: Mamma.com Inc.
      Form 20-F for Fiscal Year Ended December 31, 2004
    File No. 000-17164

Dear Mr. Bertrand:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director

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Mr. Daniel Bertrand
Mamma.com Inc.
September 6, 2005
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